AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2007

REGISTRATION NO. 333-104036

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRUCO LIFE INSURANCE COMPANY

(Exact Name of Registrant)

ARIZONA

(State or other jurisdiction of

incorporation or organization)

22-194455

(I.R.S. Employer

Identification Number)

c/o PRUCO LIFE INSURANCE COMPANY

213 WASHINGTON STREET

NEWARK, NEW JERSEY 07102-2992

(973) 802-7333

(Address and telephone number of principal executive offices)

THOMAS C. CASTANO

SECRETARY

PRUCO LIFE INSURANCE COMPANY

213 WASHINGTON STREET

NEWARK, NEW JERSEY 07102-2992

(973) 802-4708

(Name, address, and telephone number of agent for service)

Copies to:

C. CHRISTOPHER SPRAGUE

VICE PRESIDENT,

CORPORATE COUNSEL

THE PRUDENTIAL INSURANCE

COMPANY OF AMERICA

213 WASHINGTON STREET

NEWARK, NEW JERSEY 07102-2992

(973) 802-6997

Approximate date of commencement of proposed sale to the public -- Immediately upon effectiveness

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box . [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Calculation of Registration fee

                        ================================================================================
                                                                    Proposed   Proposed
                                                                     maximum    maximum
                        Title of each class of           Amount     offering   aggregate    Amount of
                        securities                        to be     price per  offering    registration
                        to be registered               registered*    unit*      price        fee**
                        -------------------------------------------------------------------------------
                        Market value adjustment
                          annuity contracts (or
                          modified guaranteed annuity
                          contracts)                   $500,000,000           $500,000,000     $-0-
                        ================================================================================

Securities are not issued in predetermined units.

** Registration fee for these securities, in the amount of $46,000, was paid at the time the securities were originally registered on Form S-1 as filed by Pruco Life Insurance Company on May 31, 2002.

Prudential Investment Management Services LLC, the principal underwriter of these contracts under a "best efforts" arrangement, will be reimbursed by Pruco Life Insurance Company for its costs and expenses incurred in connection with the sale of these contracts.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Note:

Registrant is filing this Post-Effective Amendment No. 6 to the Registration Statement for the purpose of including in the Registration Statement a Prospectus supplement. The Prospectus and Part II that were filed as part of Post-Effective Amendment 5 with the SEC on April 20, 2007 as supplemented are incorporated by reference. Other than as set forth herein, this Post-Effective Amendment to the Registration Statement does not amend or delete any other part of the Registration Statement.

Pruco Life Insurance Company

Pruco Life Insurance Company Of New Jersey

Strategic Partners Horizon

Supplement, dated November 19, 2007

To

Prospectuses, dated May 1, 2007

This Supplement should be read and retained with the current Prospectus for your annuity. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact us at 1-888-PRU-2888.

This supplement is reflecting a new principal underwriter.

NEW PRINCIPAL UNDERWRITER

In the “Other Information” section of each prospectus, under the heading entitled “Sales and Distribution of the Contract.”, we identify Prudential Investment Management Services LLC (PIMS) as the principal underwriter and distributor of the annuities. Beginning as of the date of this supplement, PIMS has been replaced by an affiliated broker-dealer called Prudential Annuities Distributors, Inc. (“PAD”). Accordingly, we replace the first two paragraphs under “Sales and Distribution of the Contract” with the following, and in the remainder of that section, replace references to PIMS with PAD:

“Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products, and is the co-distributor of the Advanced Series Trust. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the National Association of Securities Dealers, Inc. (NASD).”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf on this 30th day of August, 2007.

Pruco Life Insurance Company
(Registrant)

Attest: /s/ Thomas C. Castano Thomas C. Castano Secretary	By: /s/ Scott D. Kaplan Scott D. Kaplan President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated on this 30th day of August, 2007.

Signature and Title /s/ * Tucker I. Marr Chief Financial Officer /s/ * James J. Avery, Jr. Director /s/* Helen M. Galt Director /s/ * Scott D. Kaplan Director /s/ * David R. Odenath, Jr. Director	*By: /s/ Thomas C. Castano Thomas C. Castano (Attorney-in-Fact)